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                                                                     EXHIBIT 8.1

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MANATT
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PHELPS
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PHILLIPS                                                   Donald J. Fitzgerald
---------------------                    Direct Dial: (310) 312-4000, Ext. 4125
ATTORNEYS AT LAW                               Internet: dfitzgerald@manatt.com


July 6, 1999                                                File No: 14359-047




Board of Directors
Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, California 94303

Board of Directors
Bay Commercial Services
1495 East 14/th/ Street
San Leandro, California 94577



     Re: Material Federal and California Income Tax Consequences of the Merger of Bay Commercial Services with and into Greater Bay Bancorp

Ladies and Gentlemen:

          In accordance with your request, we provide the following analysis and opinions relating to certain federal and California income tax consequences of the transaction (the "Merger") whereby Bay Commercial Services ("BCS") will merge with and into Greater Bay Bancorp ("GBB"), pursuant to that certain Agreement and Plan of Reorganization dated as of April 30, 1999 (the "Agreement"). Immediately after and as a result of the Merger, Bay Bank of Commerce ("BBC"), a wholly-owned subsidiary of BCS, shall become a wholly-owned subsidiary of GBB. Terms used herein have the same meaning as in the Agreement.

          In the Merger, BCS shall be merged with and into GBB in a statutory merger in accordance with the California General Corporation Law and the separate corporate existence of BCS shall cease. GBB shall be the surviving entity. GBB shall succeed, without other transfer, to all the rights and property of BCS (including 100% of the issued and outstanding shares of BBC) and shall be subject to all the debts and liabilities of BCS in the same manner as if GBB had itself incurred them. Each share of GBB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of GBB and shall not be converted or otherwise affected by the Merger.


                         Manatt Phelps & Phillips, LLP

   11355 West Olympic Boulevard, Los Angeles, California   90064 - 1614

                       310-312-4000    FAX 310-312-4224

          Los Angeles    Menlo Park    Nashville    Washington, D.C.
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Board of Directors
July 6, 1999
Page 2



          Subject to the provisions of the Agreement, each share of BCS Stock issued and outstanding immediately prior to the Effective Time of the Merger, other than BCS Perfected Dissenting Shares (if any), shall, on and after the Effective Time of the Merger, be automatically canceled and cease to be an issued and outstanding share of BCS Stock and shall be converted into the right to receive shares of GBB Stock in a ratio specified in the Agreement.

          No fractional shares of GBB Stock shall be issued in the Merger. In lieu thereof, each holder of BCS Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash, rounded to the nearest hundredth, equal to the product obtained by multiplying (a) the closing price of GBB Stock reported on the Nasdaq National Market System on the Business Day immediately preceding the Closing Date times (b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect to any such fraction.

          Perfected Dissenting Shares of BCS Stock (if any) which have not effectively withdrawn or lost their rights under the California General Corporation Law shall not be converted as described in the foregoing paragraphs, but shall be entitled to receive such consideration as shall be determined pursuant to the California General Corporation Law.

          Our analysis and the opinions set forth below are based upon the existence of the facts and conclusions of law above and the facts set forth in that certain Agreement referred to above, including the exhibits thereto. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from GBB and BCS in letters of even date herewith (each a "Representations Letter"). Our analysis and opinions are further based on that certain Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Merger (the "Form S-4"). The facts and representations contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts and representations set forth in those documents are accurate on the date of this analysis and remain accurate to the date of the closing of the Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

          We have acted as special counsel to GBB in connection with the Merger and are rendering these opinions to GBB and BCS at their request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein. Moreover, we have never represented BCS, either in the Merger or otherwise, and consequently the opinions expressed herein which relate to BCS and its shareholders are based solely on the Form S-4 and on BCS's representations made in the Agreements and in BCS's Representations Letter.
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Board of Directors
July 6, 1999
Page 3




          Our opinions are based upon the Internal Revenue Code and the California Revenue and Taxation Code as of the date hereof and currently applicable regulations promulgated thereunder (including proposed regulations), published administrative positions of the California Franchise Tax Board and of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter.

          The opinions set forth herein have no binding effect on the Internal Revenue Service, the California Franchise Tax Board, or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

          In the case of transactions as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

          This letter is being issued solely for the benefit of GBB and BCS and for the benefit of the GBB and BCS shareholders as of the date of the Merger. It may not be relied upon by any other person without our prior written consent.

          Subject to the foregoing, it is our opinion that the Merger is a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and for purposes of Section 24451 of the California Revenue and Taxation Code and shall not result in the recognition of gain or loss for federal or California income tax purposes to GBB or BCS, nor shall the issuance of the GBB Stock in the Merger result in the recognition of gain or loss by the holders of BCS Stock who receive such stock in connection with the Merger. Income or loss shall be recognized by the holders of BCS Stock on the receipt of cash as dissenters (if any) or in lieu of fractional shares (if any), however. The substitution of GBB Stock Options for BCS Stock Options pursuant to the Agreement shall not result in the recognition of any income or gain to the option holder and shall not disqualify any such options that qualified as incentive stock options immediately prior to the Merger as incentive stock options immediately after the Merger. The section titled "Material Federal Income Tax Consequences" in the Form S-4 accurately summarizes the material federal income tax consequences of the Merger.
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Board of Directors
July 6, 1999
Page 4



          We hereby consent to the filing of this opinion with the applicable federal and California regulatory agencies with whom such opinion is required to be filed in connection with the Merger.

                              Very truly yours,

                              /s/ Manatt Phelps & Phillips LLP